EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-140991) on Form S-8 of our report dated June 18, 2020, which appears in this annual report on Form 11-K of the Crown Cork & Seal Company, Inc. 401(k) Retirement Savings Plan for the year ended December 31, 2019.

/s/ Baker Tilly Virchow Krause, LLP
Philadelphia, Pennsylvania
June 18, 2020